Exhibit 99.2

The Glimpse Group, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 2, 2021, The Glimpse Group, Inc. (the “Company” or “Glimpse”) entered into a Membership Interest Sale Agreement (the “Agreement”) with Sector 5 Digital, LLC (“S5D”) and Jeff Meisner, Jeff Meade, Doug Fidler, and Brandy Cardwell (the “Sellers”). Under the Agreement, the Sellers, who collectively owned all (100%) of the membership interests of S5D, agreed to sell all of the membership interests in S5D to the Company in exchange for a total potential purchase price of $27,000,000, with an initial cash payment of $4,000,000 and the issuance of 277,201 shares of the Company’s common stock with a value of $4,000,000 (the “Initial Payment”) due upon closing (the “Closing”). Future purchase price considerations, up to a residual $19,000,000, are based on S5D and the Company’s achievement of revenue growth milestones in the three years post-Closing, the payment of which shall be made up to $2,000,000 in cash and the remainder in common shares of the Company, priced at the date of the future potential share issuance subject to a common stock price floor as defined in the Agreement.

On February 1, 2022 (the “Closing Date”), the Company announced the Closing of its acquisition of S5D and paid the Initial Payment consisting of (i) an aggregate issuance of 277,201 shares of the Company’s common stock (the “Shares”); and (ii) an aggregate cash payment equal to $4,000,000. Any transfer of the Shares by the Sellers remains subject to a twelve-month lock up restriction from the Closing Date. On the Closing Date, the Company also placed in escrow $2,000,000 cash, the cash portion of potential future purchase price consideration.

The unaudited pro forma condensed combined financial information was derived from the historical financial statements of Glimpse and S5D. The following unaudited pro forma condensed combined balance sheet as of December 31, 2021, is presented as if the acquisition had occurred on December 31, 2021. The unaudited pro forma combined condensed statement of operations for the six months ended December 31, 2021 and the year ended June 30, 2021 are presented as if the acquisition had occurred on July 1, 2020.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Glimpse may achieve, or any additional expenses that it may incur, with respect to the combined companies. The unaudited pro forma condensed combined financial statements do not purport to represent Glimpse’s results of operations or financial position that would have resulted had the transactions, to which pro forma effects are given, been consummated as of the date or for the periods indicated.

The acquisition has been accounted for in accordance with ASC Topic 805, “Business Combinations”. Accordingly, the total purchase price has been allocated on a preliminary basis to assets acquired, liabilities assumed, identified intangible assets and goodwill based upon their estimated fair values as of the date of the acquisition. These allocations reflect various preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the measurement period, as valuations are finalized.

There were no material differences between the accounting policies of Glimpse and S5D. No adjustments were necessary to eliminate intercompany transactions and balances in the unaudited pro forma condensed combined financial statements, as there were no transactions or balances between Glimpse and S5D.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical audited financial statements of Glimpse contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the Securities and Exchange Commission (“SEC”) on September 28, 2021, its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021, as filed with the SEC on February 14, 2022, and the audited historical financial statements of S5D filed with this Current Report on Form 8-K/A.

THE GLIMPSE GROUP, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

At December 31, 2021

	Glimpse	S5D	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$24,828,043	$798,220	$(4,000,000)	(A)	$21,626,263
Accounts receivable	1,287,735	375,010	-		1,662,745
Acquisition escrow	4,000,000	-	(4,000,000)	(B, C)	-
Other current assets	747,972	37,677	-		785,649
Total current assets	30,863,750	1,210,907	(8,000,000)		24,074,657

Property and equipment, net	76,899	153,520	-		230,419
Intangible assets, net	712,501	-	2,820,000	(D)	3,532,501
Goodwill	550,000	-	11,905,316	(D)	12,455,316
Other assets	64,000	9,246	-		73,246
Total assets	$32,267,150	$1,373,673	$6,725,316		$40,366,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,114,934	$172,625	$-		$1,287,559
Deferred revenue/contract liabilities	98,736	459,864	-		558,600
Contingent consideration for S5D acquisition - short term			2,060,300	(E)	2,060,300
Total current liabilities	1,213,670	632,489	2,060,300		3,906,459

Long term liabilities
Paycheck Protection Program loan	623,828	-	-		623,828
Contingent consideration for S5D acquisition - long term	-	-	7,108,900	(E)	7,108,900
Total liabilities	1,837,498	632,489	9,169,200		11,639,187

Stockholders’ Equity
Members’ equity	-	741,184	(741,184)	(D)	-
Preferred Stock	-	-	-		-
Common Stock	12,480	-	-		12,480
Additional paid-in capital	55,764,735	-	(1,702,700)	(C)	54,062,035
Accumulated deficit	(25,347,563)	-	-		(25,347,563)
Total stockholders’ equity	30,429,652	741,184	(2,443,884)		28,726,952
Total liabilities and stockholders’ equity	$32,267,150	$1,373,673	$6,725,316		$40,366,139

THE GLIMPSE GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended December 31, 2021

	Glimpse	S5D	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,712,535	$2,282,270	$-		$4,994,805

Cost of goods sold	357,641	816,898	-		1,174,539

Gross Profit	2,354,894	1,465,372	-		3,820,266

Operating expenses	5,327,076	1,423,448	282,000	(F)	7,032,524
Net income (loss) from operations before other income (expense)	(2,972,182)	41,924	(282,000)		(3,212,258)

Other income (expense)	(259,973)	457,794	-		197,821

Net Income (Loss)	$(3,232,155)	$499,718	$(282,000)		$(3,014,437)

Basic and diluted net loss per share	$(0.30)				$(0.27)
Weighted-average shares used to compute basic and diluted net loss per share	10,802,570		232,005	(G)	11,034,575

THE GLIMPSE GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended June 30, 2021

	Glimpse	S5D	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,421,495	$2,551,249	$-		$5,972,744

Cost of goods sold	1,461,210	1,014,118	-		2,475,328

Gross Profit	1,960,285	1,537,131	-		3,497,416

Operating expenses	6,670,954	2,047,108	564,000	(F)	9,282,062
Net loss from operations before other income (expense)	(4,710,669)	(509,977)	(564,000)		(5,784,646)

Other income (expense)	(1,381,018)	480,410	-		(900,608)

Net Loss	$(6,091,687)	$(29,567)	$(564,000)		$(6,685,254)

Basic and diluted net loss per share	$(0.84)				$(0.89)
Weighted-average shares used to compute basic and diluted net loss per share	7,259,249		277,201	(G)	7,536,450

THE GLIMPSE GROUP, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of and for the six months ended December 31, 2021, and for the year ended June 30, 2021

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information set forth herein is based upon the consolidated financial statements of The Glimpse Group, Inc. (“Glimpse” or the “Company”) and the financial statements of Sector 5 Digital, LLC, a Texas limited liability company (“S5D”). The unaudited proforma condensed combined financial information is presented as if the transaction had been completed on December 31, 2021 in respect of the unaudited pro forma condensed combined balance sheet; and July 1, 2020 with respect to the unaudited pro forma condensed combined statements of operations for each of the six months ended December 31, 2021 and for the year ended June 30, 2021.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the transactions.

Glimpse has accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805’’). In accordance with ASC 805, Glimpse uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date.

Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the transaction. Pro forma adjustments reflected in the pro forma condensed combined statement of operations are based on items that are factually supportable, directly attributable to the transaction and expected to have a continuing impact on the combined results. The unaudited proforma condensed combined financial information does not reflect the cost of any integration activities or benefits from the transaction, including potential synergies that may be generated in future periods.

NOTE 2. DESCRIPTION OF THE TRANSACTION

On December 2, 2021, Glimpse entered into a Membership Interest Sale Agreement (the “Agreement”), with S5D and each of the equity holders of S5D named therein (collectively, the “Members”). On February 1, 2022, Glimpse consummated the transaction contemplated by the Agreement.

Acquisition of S5D; Purchase Consideration

Subject to the terms and conditions set forth in the Agreement, S5D became a wholly-owned subsidiary of Glimpse.

The aggregate consideration to the Members per the Agreement consisted of: (a) $4,000,000 cash paid at February 1, 2022 closing (the “Closing”); (b) 277,201 shares of the Company’s common stock valued at the date of acquisition (escrowed and valued at $4,000,000 at the time the Agreement was entered) and released from escrow to the Members at Closing; and (c) future purchase price considerations payable to the Members, up to a residual of $19,000,000. The $19,000,000 is based and payable on S5D’s and the Company’s achievement of certain revenue growth milestones at points in time and cumulatively during the three years post-Closing, the payment of which shall be made up to $2,000,000 in cash and the remainder in common shares of the Company, priced at the dates of the future potential share issuance subject to a common stock price floor as defined in the Agreement.

NOTE 3. FAIR VALUE ESTIMATES OF PURCHASE PRICE ALLOCATION

The preliminary fair value allocation for the purchase price consideration paid at close, under the assumption that the Acquisition was consummated on December 31, 2021, is as follows:

Purchase price consideration:
Cash paid to members at closing	$4,000,000
Company common stock, fair valued at Closing	2,297,300
Fair value of contingent consideration to be achieved	9,169,200
Total purchase price	$15,466,500

Fair value allocation of purchase price:
Cash and cash equivalents	$798,220
Accounts receivable	375,010
Other current assets	37,677
Property and equipment, net	153,520
Other assets	9,246
Accounts payable and accrued expenses	(172,625)
Contract liabilities	(459,864)
Intangible assets - customer relationships	2,820,000
Goodwill	11,905,316
Total fair value allocation of purchase price	$15,466,500

The estimated fair value allocation for the purchase price consideration paid at the actual Close Date of February 1, 2022 approximates the amounts above, except for Goodwill which is greater by approximately $600,000 and cash and cash equivalents which are less by approximately $600,000. Any further subsequent adjustments to the initial fair value estimates occurring during the measurement period will result in an adjustment to the carrying value of goodwill.

The Company’s fair value estimate of the contingent consideration for the S5D acquisition was determined using a Monte Carlo simulation method which accounts for the probabilities of various outcomes. The Company’s fair value estimate related to the identified intangible asset of customer relationships was determined using the Multi-Period Excess Earnings Method. This valuation method requires management to project revenues, customer attrition and cash flows for the reporting unit over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate.

The Company amortizes its intangible assets assuming no residual value over the estimated period in which the economic benefit of these assets is consumed (five years).

NOTE 4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments were applied to Glimpse’s historical financial statements and those of S5D to arrive at the pro forma condensed combined financial statement information:

A - Cash consideration paid to Members at Closing.

B – 277,201 shares of Company common stock, escrowed when Agreement entered, released at Closing to Members.

C – To record the adjusted fair value of the common shares released to the Members and valued at the Closing Date.

D - To record the estimated fair value of the identified intangible assets and residual goodwill.

E - To record the estimated contingent consideration for the S5D acquisition.

F - To record the estimated identified intangible asset amortization expense for the six months ended December 31, 2021 and the year ended June 30, 2021.

G – To record the issuance of common stock to the Members as of July 1, 2020. The weighted average shares pro forma adjustment for the six months ended December 31, 2021 reflects the weighted average effect of shares (45,196) escrowed at time of entering into the Agreement on December 2, 2021 and included in the Glimpse six months ended December 31, 2021 amount.